Exhibit 10.02
Pursuant to 17 C.F.R. § 240.24b-2, confidential information (indicated by [***]) has been omitted and has been filed separately with the U.S. Securities Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.
SECOND AMENDMENT TO LEASE AGREEMENT
     THIS SECOND AMENDMENT TO LEASE AGREEMENT (“Second Amendment”) is dated January 20, 2011 (“Reference Date”), for reference purposes only, and is effective as of January 1, 2011 (“Effective Date”), and is entered into by and between Charleston Properties, a California general partnership (“Landlord”) and Intuit Inc, a Delaware corporation (“Tenant”) with reference to the following facts and recitals.
RECITALS:
          A. Landlord and Tenant are parties to a Lease Agreement [Phase 1-Buildings 1-5] dated July 31, 2003 for approximately 213,785 rentable square feet comprised of 5 buildings numbered 1-5 in such lease (the “Original Lease”).
          B. By a First Amendment to Lease Agreement, dated June 3, 2008 (the “First Amendment”), Landlord and Tenant amended the Original Lease to remove Building 1 therefrom and concurrently therewith the parties entered into a separate lease agreement for Building 1 (the “Building 1 Lease”).
          C. Landlord and Tenant now wish to return the Building 1 Lease and Building 1 to the Original Lease. The Original Lease, as amended by the First Amendment and by this Second Amendment, shall be referred to herein as the “Lease”.
          D. Landlord and Tenant also wish to extend the term of the Lease and make certain other changes to the Lease.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Second Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant covenant and agree as follows:
1. Termination of First Amendment; Application of Certain Provisions of Second Amendment. As of the Effective Date the First Amendment is terminated and shall have no further force or effect and Building 1 shall be added back into the Lease as of the Effective Date. The provisions of this Second Amendment which follow this Section 1 shall be deemed to apply only to the terms of the Lease as set forth in the Original Lease. By separate agreement, with an effective date of the same Effective Date herewith, Landlord and Tenant will terminate the Building 1 Lease. The parties acknowledge that as a result of returning Building 1 to the Lease, the Premises consist of 2550 Garcia Avenue, 2500 Garcia Avenue, 2535 Garcia Avenue, 2475 Garcia Avenue and 2525 Garcia Avenue, comprising a total of approximately 213,785 rentable square feet (“Premises”). The Premises and the Phase Two Premises are hereinafter referred to as the “Total Premises”).
2. Amendments to Section 2.
A.	The Lease term (“Term”) set forth in Section 2.A. is hereby extended so that the Lease term now expires on December 31, 2024.

B.	The first full paragraph of Section 2.C. is deleted in its entirety and replaced with the following:
Provided (i) Tenant is not in default after any applicable notice and cure period under any of the terms, covenants or conditions of this Lease or of the Phase 2 Lease and (ii) Tenant and/or its Permitted Assignees are occupying or conducting business from at least three hundred thousand (300,000) rentable square feet of the Total Premises, and subject to the terms and conditions set forth hereafter, Tenant is hereby granted the option (“Option”) to extend the term of this Lease for the Premises (as constituted as of commencement date of any Option Period) leased hereunder for one (1) ten (10) year period (“Option Period”). Tenant shall notify Landlord in writing of Tenant’s exercise of its option to extend the Lease no later than the earlier of (a) ninety days following Landlord’s notification to Tenant of the rent increase method Landlord shall use for the option period as set forth in Section 2.C.1, below, or (b) fifteen (15) months prior to the Lease expiration date. This Lease shall be extended for a period of ten (10) years commencing upon the day after the then expiring Lease term and shall expire ten (10) years later. The monthly Base Rent during the Option Period shall be as set forth in Paragraph 2.C.1 below. Tenant’s exercise of the option granted herein shall also be deemed an exercise of the option to extend the term of the Phase Two Lease pursuant to the terms of the Phase Two Lease.
C.	Section 2.C.1 is deleted in its entirety and replaced with the following:
The Base Rent for the Option Period shall be either: (i)[***]; or, (ii)[***]. If Landlord determines that the Base Rent for the first year of the Option Period will be [***] then [***] and the method for determining[***]. If Landlord determines that the Base Rent for the first year of the Option Period shall [***] then [***].
3. Amendments to Section 4.

A.	Section 4.A is amended by deleting the periods from and after January 1, 2011 and replacing them with the following:

YEAR	PERIOD	BASE MONTHLY RENT
Year 1	January 1, 2011 — December 31, 2011	$[***] ($[***]/SF)
Year 2	January 1, 2012 — December 31, 2012	$[***] ($[***]/SF)
Year 3	January 1, 2013 — December 31, 2013	$[***] ($[***]/SF)
Year 4	January 1, 2014 — December 31, 2014	$[***] ($[***]/SF)
Year 5	January 1, 2015 — December 31, 2015	$[***] ($[***]/SF)
Year 6*	January 1, 2016* — December 31, 2016	$[***] ($[***]/SF)
Year 7	January 1, 2017 — December 31, 2017	$[***] ($[***]/SF)
Year 8	January 1, 2018 — December 31, 2018	$[***] ($[***]/SF)
Year 9	January 1, 2019 — December 31, 2019	$[***] ($[***]/SF)
Year 10	January 1, 2020 — December 31, 2020	$[***] ($[***]/SF)
Years 11-14**	January 1, 2021 — December 31, 2024	**

*	On January 1, 2016, the Base Rent shall [***]. If the [***] applies, then the annual Base Rent for the period of [***] shall [***].

For example, if the [***] then the Base Rent [***] would be [***]. In this example, [***].

**	On January 1, 2021, the Base Rent shall [***]. In either case, the annual Base Rent for the period of [***].
B.	Section 4. E. 6 (Earthquake Insurance Expense Limitation) is deleted in its entirety and replaced with the following:
Landlord agrees that Tenant shall be entitled to purchase earthquake insurance for the Premises rather than Landlord purchasing such insurance and Tenant reimbursing Landlord therefor as Additional Rent. Any such coverage obtained by Tenant shall have comparable coverage and deductibles as the earthquake insurance typically purchased by Landlord for the Premises, shall name Landlord as the primary insured, and shall otherwise be subject to Landlord’s reasonable approval including the carrier.
C.	Section 4.F is deleted in its entirety and replaced with the following:
Place of Payment of Rent and Additional Rent: All Base Rent hereunder and all payments hereunder for Additional Rent shall be paid to Landlord and shall be delivered to the Landlord’s property manager, Willis and Company, at 3130 Alpine Road, Suite 190, Portola Valley, California 94028, or to such other person or to such other place as Landlord may from time to time designate in writing; provided, however, that Landlord must provide Tenant with at least thirty (30) days prior notice of any change to the person or place that Base Rent and/or Additional Rent is to be paid hereunder. Notwithstanding the foregoing, Base Rent and Additional Rent may also be paid by Electronic Funds Transfer. All payments must actually be received by their due date.
4. Amendment to Section 6. The following is added to Section 6:
Tenant may make alterations to the Common Area and the Premises as are depicted on the conceptual drawings attached to this Second Amendment as Exhibit A. Tenant shall be responsible for obtaining all governmental approvals necessary for such work. No governmental approval for the work shall result in the reduction of the total number of parking spaces permitted for the Total Premises, nor shall it result in any change in the ratio of parking spaces required for the Total Premises. Landlord has approved the conceptual drawings, attached, and agrees that it will not withhold its consent to any final plans for such alterations provided they are consistent with the approved conceptual plans and that the construction for such renovations are performed with the necessary governmental approvals and permits. Notwithstanding the forgoing, if any such alterations referred to in this subparagraph involve the structural integrity of the Premises or a Building, the consent requirements of Section 9.A. will apply to such specific alterations. Furthermore, all other applicable provisions of Section 9.A. (i.e., all provisions applying to alterations whether or not they are structural) apply to the alterations referred to in this subparagraph.
If any exterior alterations or modifications are made to the Total Premises that alter the parking configuration or parking area (including but not limited to the addition or alteration of walkways, landscaping, drive aisles, parking stalls, or outdoor amenities which alter the parking configuration or parking area), Landlord may request in writing that the parking configuration and area be returned to it’s current design and layout as of January 1, 2011, as such is set forth on Exhibit B attached hereto. No earlier than 12 months prior and no later than 7 months prior to the Termination of the Lease Term, Tenant shall request in writing whether Landlord shall require Tenant to have such parking areas and configuration restored to its January 1, 2011 design and layout. Once Landlord has received Tenant’s written request, Landlord shall respond to Tenant’s written request no later than 6 months prior to the Termination of the Lease Term, and shall inform Tenant as to whether or not Landlord shall require Tenant to restore such parking areas to their January 1, 2011 design and layout. If Tenant fails to provide proper written notice to Landlord as set forth above, Tenant shall be required to restore such parking areas to their January 1, 2011 design and layout. If Landlord fails to respond to Tenant’s request as required above, Tenant shall not be required to restore such parking areas to the January 1, 2011 design and layout.
Other than the restoration requirements described above which are applicable to alterations which alter the parking configuration or parking area, the alterations shown on Exhibit A shall be subject to the same restoration requirements as are described in Section 9.D.1.
5. Amendment to Section 7
Section 7.D. is amended by adding the following Subsection 18:
During the calendar year 2011, Landlord shall replace the roofs on Buildings 2500 Garcia, 2525 Garcia and 2550 Garcia, and the cost thereof shall not be deemed Additional Rent as set forth in the Lease. Such costs shall be at Landlord’s sole cost and expense.
6. Amendments to Section 9.
A.	Section 9.A. is deleted in its entirety and replaced with the following:
Alterations: Subject to the following, Tenant may make any alterations or additions to the Premises, without the consent of Landlord, which do not affect the structural integrity of the Premises or a Building (including, without limitation altering a structural member of the Building or placing excessive loads on any floor or roof) or the external appearance of a Building. Prior to commencing any such Alterations which could potentially affect the structural integrity of the Premises or a Building, Tenant shall provide to Landlord a report of a licensed structural engineer providing an opinion as to whether such Alteration shall affect the structural integrity of the Premises or the Building. Any alterations or additions which could affect the structural integrity of the Premises or a Building, or, the external appearance of a Building shall require Landlord’s prior written consent such consent not to be unreasonably withheld or delayed. Any alterations or additions except moveable furniture and trade fixtures, shall at once become a part of the Premises and belong to Landlord. Any and all alteration or additions shall be made at Tenant’s sole cost and expense. Any modifications to the Premises, Building, Building systems, or any other property owned by Landlord that are required by governmental code, or otherwise, as a result of Tenant’s alterations or additions shall be made at Tenant’s sole cost and expense. Tenant shall retain title to all moveable furniture and trade fixtures. All heating, lighting, electrical, air conditioning, attached partitioning, drapery, carpeting and floor installations made by Tenant, together with all property that has become an integral part of the Premises, shall not be deemed trade fixtures. Tenant agrees that it will not proceed to make any alterations or additions until five (5) days after written notice to Landlord of Tenant’s intention to commence such work in order that Landlord may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Tenant’s improvements. Tenant shall at all times permit such notices to be posted and to remain posted until the completion of work. Tenant shall, if required by Landlord, secure at Tenant’s own cost and expense, a completion and lien indemnity bond, reasonably satisfactory to Landlord for work in excess of $1,000,000.00. Tenant further covenants and agrees that any mechanic’s liens filed against the Premises or against the Building or Complex for work claimed to have been done for, or materials claimed to have been furnished to Tenant, will be discharged by Tenant, by bond or otherwise, within thirty (30) days after the filing thereof, at the cost and expense of Tenant. Within thirty (30) days of the completion of any alterations or additions by Tenant, Tenant shall provide Landlord with “As Built” plans depicting the actual condition of the portion of the Premises which have been altered. Any exceptions to the foregoing must be made in writing and executed by both Landlord and Tenant. (The As Built plans will include an available hard set of plans as well as the CAD Drawings)
B.	Section 9.D. is deleted in its entirety and replaced with the following:
Restoration: For any alterations or additions which Tenant constructs after January 1, 2019, Tenant must inform Landlord of such alterations or additions prior to the construction of such alterations or additions and must request in writing whether or not Landlord will require Tenant to remove such alterations or additions upon the expiration or earlier termination of the Lease and restore the Premises to the condition existing prior to such alterations or additions. If Tenant fails to so notify Landlord in writing of such alterations or additions, upon the expiration or earlier termination of the Lease, Tenant must remove such alterations or additions and must restore the Premises to the condition existing prior to such alterations or additions. The notice of Tenant shall provide Landlord with a detailed description and depiction of such alterations or additions. Once such notice and detailed description and depiction has been received by Landlord, Landlord shall be required to respond to Tenant’s request within fifteen (15) business days. If Tenant’s written notice complies with the foregoing and if Landlord fails to notify Tenant whether Tenant shall be required to remove the subject alteration or addition at the expiration or earlier termination of this Lease, it shall be assumed that Landlord shall not require the removal of the subject alteration or addition.
1. Alterations Performed by Tenant Prior to January 1, 2019: Landlord agrees to accept all alterations or additions performed by Tenant upon the Premises prior to January 1, 2019, including, without limitation, all alterations and additions performed by Tenant upon the Premises prior to the Effective Date, and Tenant shall not be required to remove such alterations or additions upon the expiration or earlier termination of the Lease. Landlord’s acceptance of all alterations or additions performed prior to January 1, 2019 is not a waiver by Landlord of the requirements, applicable to such alterations and additions, of Sections 9A, 9B, and 9C, including, by way of example, the requirement that Tenant timely deliver to Landlord “As Built” plans as set forth in Section 9B.
7. Amendment to Section 26. A new Subsection E is added to Section 26 as follows:
E. Confirming Subsection C. Landlord represents and warrants to Tenant that as of the date of this Second Amendment all of Landlord’s statements set forth in Section 26.C. remain true and correct. Landlord acknowledges that Tenant is planning, and may proceed, with spending substantial amounts of money to renovate the Premises and that this will be done in reliance on the continuing existence of the Ground Lease, without default or termination, for the full term of this Lease and during the period of any options to extend the term which Tenant may choose to exercise. Landlord confirms that it will use commercially reasonable efforts to obtain from the ground lessor a non-disturbance and recognition agreement for the benefit of Tenant in a commercially reasonable form. Tenant acknowledges this non-disturbance and recognition agreement may not be obtained, if at all, until after the date of this Second Amendment.
8. Amendment to Section 40. The last sentence of the first paragraph of Section 40 is deleted and the following sentences are inserted in its place:

Subject to Section 9, above (however Landlord’s consent shall not be required simply because the alterations are exterior), and subject to Tenant obtaining all necessary governmental approvals, Tenant may, at its sole cost and expense, install prominent building signage, monument signage and lobby door signage at the Premises. Tenant shall also be entitled to install additional signage in the Common Area, such as directional signage for the benefit of the Premises. If Tenant wishes to install any signage in the Common Area or in a public right-of—way, Landlord agrees to cooperate with Tenant in seeking governmental approval of the proposed signage so long as the same is at Tenant’s sole cost and expense and the same does not alter Landlord’s overall signage rights for the Complex. All such signage, to the extent of any and all reference to Intuit, shall be removed by Tenant at the expiration or earlier termination of the Lease however Tenant shall not be required to restore such areas to their pre-exiting condition; provided, however, the monuments themselves shall remain at Landlord’s sole election.
9. Amendments to Section 43.
A.	The following sentence is added to the end of Section 43.N:
Tenant is entitled to install upon the Premises and Common Area adjacent to the Premises and to maintain for the benefit of the Premises its own security systems, including, without limitation, card readers, cameras, and on-site security guards. Unless otherwise expressly agreed to in writing by Landlord, upon the expiration or earlier termination of the Lease, Tenant shall remove all such items, restore such areas to their pre-existing condition, and surrender the Premises in accordance with Section 8 of the Lease, which shall include but shall not be limited to, repairing any damage caused by Tenant’s installation and removal of such items.
B.	The following new Subsection P is added to Section 43:
Subject to Section 9, above (however, without waiving the following requirements, Landlord’s consent shall not be required simply because patios associated with such alterations are exterior), Tenant has the right to install and operate one or multiple partial or full cafeterias within the Premises for use by its employees, visitors, contractors and guests. This right includes the right to continue using and/or to create outdoor patio areas for use as part of, and in the immediate vicinity of, these cafeterias; provided, however such cafeterias and outdoor use must be in full compliance with all applicable governmental codes and other governmental requirements and must be consistent with the quality and design of other Common Areas. Such installations may not intrude into the parking area or drive isles of the Common Area.
C.	The following new Subsection Q is added to Section 43:
Subject to Section 9, above, and Landlord’s consent to the plans and specifications therefore, not to be unreasonably withheld, Tenant shall have the right to install in the Premises or on the Common Areas (but not on any roof) one or more UPS/backup generators to provide backup power for any part of the Premises. Any UPS/backup generator must be installed in accordance with the requirements of any CC&Rs applicable to that portion of the Premises and/or the Common Area and in accordance with all governmental requirements and approvals and must be consistent with the quality and design of other Common Areas.
Upon the expiration or earlier termination of the Lease, Landlord shall have the right to require Tenant to remove such UPS/backup generators and their related equipment or have the same left in place. If Landlord requires Tenant to remove such UPS/backup generators, Tenant shall remove such items, restore such areas to their pre-existing condition, and surrender the Premises in accordance with Section 8 of the Lease, which shall include but shall not be limited to, repairing any damage caused by Tenant’s installation and removal of such items.
D.	The following new Subsection R is added to Section 43:
At Tenant’s sole cost, Tenant shall have the right to install, operate and maintain one or more satellite dishes, microwave or other type of communication antenna, or other similar device (the “Equipment”) on any roof of the Premises. There shall be no increase in Base Rent or Additional Rent for this use of any roof in the Premises. The Equipment shall remain the property of Tenant and, unless Landlord expressly agrees otherwise in writing, Tenant shall remove all such items, restore such areas to their pre-existing condition, and surrender the Premises in accordance with Section 8 of the Lease, which shall include but shall not be limited to, repairing any damage caused by Tenant’s installation and removal of such items. If Landlord reasonably believes that the Equipment poses a human health or environmental hazard that cannot be remediated or has not been remediated within thirty (30) days after Tenant has been notified thereof, then Tenant shall immediately cease all operations of the Equipment and Tenant shall remove all of the Equipment within thirty (30) days thereafter. Tenant shall be responsible for insuring the Equipment and Landlord shall have no responsibility therefor. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless Landlord from any and all claims, demands, liabilities, damages, judgments, costs and expenses (including reasonable attorneys’ fees) Landlord may suffer or incur arising out of or related to the installation, use, operation, maintenance, replacement and/or removal of the Equipment or any portion thereof. If during the Term of the Lease any roofs must be replaced, Tenant shall temporarily remove the Equipment at Tenant’s sole expense in order to accommodate such roof replacement.
10. Amendments to Section 44. Section 44 (44A and 44B) is deleted in its entirety and replaced with the following:
Tenant, upon no less than twelve (12) months prior written notice to Landlord, which notice may be given any time on or after January 1, 2019 (so long as the Building 3 Termination Effective Date, defined below, occurs prior to December 31, 2024), shall have the ongoing right to terminate this Lease as it applies to Building 3 — 2535 Garcia, which termination shall be effective on the date specified in the notice (the “Building 3 Termination Effective Date”). From and after the Building 3 Termination Effective Date, the Base Rent shall be reduced by an amount equal to the Base Rent per square foot being paid by Tenant for the Premises immediately prior to such termination multiplied by the square feet in Building 3 — 2535 Garcia, and the Proportionate Share shall be reduced to equal the amount of rentable square feet in the Premises immediately after such termination divided by the amount of rentable square feet in the Complex.
11. Amendment to Section 45. Section 45 is deleted in its entirety and replaced with the following:
RIGHT OF FIRST OFFER TO LEASE: Provided (i) Tenant is not in default after any applicable notice and cure period under any of the terms, covenants or conditions of this Lease or of the Phase 2 Lease and (ii) Tenant is and/or its Permitted Assignees are occupying or conducting business from at least three hundred thousand (300,000) rentable square feet of the Total Premises, and subject to the terms and conditions set forth hereafter, during the term of this Lease, Tenant shall have the one time right of first offer (“Right of First Offer”) to lease available space in [***](collectively “Right of First Offer Buildings”), which may become available for lease as provided below. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer set forth herein shall be subject and subordinate to all expansion, first offer and similar rights currently set forth in any lease which has been executed as of the date of the execution of this Second Amendment together with any extensions of the leases of the Right of First Offer Buildings that Landlord may enter into with the current tenant of such buildings or its successors or assigns (collectively, the “Superior Rights”). [***] In the event the Right of First Offer Buildings, or any portion thereof (such total or any portion of the Right of First Offer Buildings is hereinafter referred to as the “Available Space”) is to become available, Landlord is required to offer to Tenant the lease of the Available Space before offering such space to any other prospective tenant. By written notice to Tenant, Landlord shall offer the Available Space to Tenant. Landlord’s notice shall specify the rent, term, tenant improvement allowance and other similar concessions, and other material business terms for the Available Space. Tenant shall have thirty (30) days from receipt of such offer to accept or reject it by written notice to Landlord. If Tenant accepts the offer, Landlord and Tenant shall use their good faith efforts during the thirty (30) days following Tenant’s receipt of Landlord’s written form of lease amendment to reach agreement on an amendment of this Lease to add the Available Space to this Lease on the terms set forth in Landlord’s written offer to Tenant but otherwise in accordance with the terms of this Lease to the extent applicable.
If Tenant rejects the offer set forth in Landlord’s written notice, or, if the parties are unable, using good faith efforts, to agree on the required form of amendment to this Lease within the specified thirty (30) days, Landlord shall be entitled to offer the Available Space to any other prospective tenant, on such terms and conditions as Landlord may elect, provided, however, if Landlord proposes to enter into a Lease of the Available Space with rent, tenant improvements and free rent that is less than 95% of the rent, tenant improvements and free rent offered to Tenant, then Landlord shall be required to re-offer the Available Space to Tenant, pursuant to the process described above, before executing a binding agreement for the Available Space with any other tenant.
Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, at law or in equity, the Right of First Offer to Lease hereinabove granted to Tenant shall not be deemed to be properly exercised and shall terminate if Tenant has failed to exercise properly this Right of First Offer to Lease in a timely manner in strict accordance with the provisions of this Section. Tenant’s Right of First Offer to Lease is personal to Intuit Inc, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than Intuit Inc.
Tenant hereby agrees that it will solely be responsible for any and all brokerage commissions and finder’s fees payable to Jones Lang LaSalle or any broker representing Tenant in connection with the Right of First Offer to Lease described herein, and Tenant’s exercise of the same, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs. Tenant shall not be responsible for any and all brokerage commissions and finder’s fees payable to any broker representing Landlord in connection with the Right of First Offer to Lease described herein, and Landlord shall indemnify, defend and hold Tenant free and harmless against any liability, claim, judgment or damages with respect thereto including attorneys’ fees and costs.
12. New Section 46. A new Section 46 is added as follows:
46. RIGHT OF FIRST OFFER TO PURCHASE. During the term of this Lease, if Landlord, at any time, decides to sell all or any portion of the Premises that Tenant is then occupying, whether separately or as part of a larger package of properties, or, decides to assign or sublease the entire Ground Lease (related to the Premises that Tenant is then occupying) for the remainder of its term, separately or as part of a larger package of properties (any of these, a “Sale Transaction”), Landlord shall first deliver to Tenant a notice (the “Transfer Notice”) that describes the basic terms of the transaction that Landlord desires to undertake (the “Proposed Transaction”), the purchase price that Landlord will accept in connection with the Proposed Transaction (the “Desired Price”), and the material terms and conditions of the Proposed Transaction.
Tenant shall have [***] days after receipt of a Transfer Notice to deliver a written notice (the “Acceptance Notice”) to Landlord, pursuant to which Acceptance Notice Tenant agrees to engage in the entire Proposed Transaction (and not merely for properties that are a part of this Lease) at the Desired Price and upon the terms and conditions set forth in the Transfer Notice. The Transfer Notice may contain, at Landlord’s option, the actual proposed purchase and sale agreement (“PSA”).
If Tenant delivers to Landlord an Acceptance Notice within the [***] day period, then Landlord and Tenant shall use their good faith efforts during the [***] days following [***] to reach agreement on the terms of a Purchase and Sale Agreement with respect to the property described in the Transfer Notice on the terms and conditions set forth in the Transfer Notice and on such other terms and conditions as are customary in the market at that time.
The form of PSA provided by Landlord to Tenant shall provide Tenant with not fewer than [***].
Tenant’s acquisition shall be subject to Tenant’s required corporate approval of the transaction, however, any such approvals shall be obtained and delivered to Landlord in writing not later than the Acceptance Notice.
If Tenant fails to timely provide an Acceptance Notice, Landlord may sell the property described in the Transfer Notice to any other party so long as the price not less than ninety-five percent (95%) of the Desired Price; provided, however, that if Landlord desires to sell such property for a purchase price less than ninety-

five percent (95%) of the Desired Price, then Landlord shall deliver to Tenant an additional Transfer Notice (with the revised Desired Price) whereupon Tenant shall have the right and option to purchase the property set forth in the Transfer Notice for the revised Desired Price, pursuant to the procedures set forth above. If Tenant fails to provide an Acceptance Notice within the applicable period and Landlord subsequently consummates the Proposed Transaction substantially on the terms contained in the Transfer Notice and for a price not less than ninety-five percent (95%) of the Desired Price, Tenant’s rights hereunder shall automatically terminate.
Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, at law or in equity, the Right of First Offer to Purchase hereinabove granted to Tenant shall not be deemed to be properly exercised and shall terminate if any of the following events occur or any combination thereof occur: (i) Tenant is in default of the performance of any of the covenants, conditions or agreements to be performed under the Lease beyond applicable notice and cure periods; and/or (ii) [***] (iii) Tenant has failed to exercise properly this Right of First Offer to Purchase in a timely manner in strict accordance with the provisions of this Section. Tenant’s Right of First Offer to Purchase is personal to Intuit Inc, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than Intuit Inc, and shall only be available to and exercisable by Intuit Inc [***].
Tenant hereby agrees that it will solely be responsible for any and all brokerage commissions and finder’s fees payable to Jones Lang LaSalle or any broker representing Tenant in connection with the Right of First Offer to Purchase described herein, and Tenant’s exercise of the same, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs. Tenant shall not be responsible for any and all brokerage commissions and finder’s fees payable to any broker representing Landlord in connection with the Right of First Offer to purchase described herein, and Landlord shall indemnify, defend and hold Tenant free and harmless against any liability, claim, judgment or damages with respect thereto including attorneys’ fees and costs.
Notwithstanding the foregoing, sales or other transfers may be made to the following persons/entities without any such sale or transfer being a “Sale Transaction” as set forth above (such that the same does not trigger the Right of First Offer to Purchase): (i) testamentary or inter vivos transfers to any partner of Landlord, or to the issue of any ancestors of any deceased or living partner of Landlord; and/or (ii) to a trust or other entity whose life or term beneficiaries or owners consist of a spouse, ancestor and/or issue of any ancestors of any deceased or living partner of Landlord.
13. Effect of Second Amendment. Except as amended by this Second Amendment, all terms, covenants, conditions and provisions of the Lease shall continue in full force and effect.

14. Definitions. Unless otherwise defined in this Second Amendment, all terms not defined in this Second Amendment shall have the meanings assigned to such terms in the Original Lease.
15. Authority. Subject to the assignment and subletting provisions of the Original Lease, this Second Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Second Amendment.
16. Brokers. Tenant shall be solely responsible for payment of a leasing commission, if any, owed to Jones Lang LaSalle or any other broker representing Tenant in connection with this Second Amendment. Tenant shall not be responsible for payment of any leasing commission, if any, owed to any broker representing Landlord in connection with this Second Amendment.
17. Miscellaneous.
     (a) Counterparts. This Second Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Second Amendment shall be deemed to have been fully executed and each counterpart shall be deemed to be an original and all counterparts taken together shall be one and the same Second Amendment.
     (b) Fax/E-mail Signatures. This Second Amendment may be signed by faxed and/or e-mailed signatures and fax or e-mail signatures hereon shall be deemed originals for all purposes.
     (c) Incorporation. This Second Amendment is incorporated into the Original Lease by reference and all terms and conditions of the Original Lease (except as expressly modified herein) are incorporated into this Second Amendment by reference.
     (d) Neutral Interpretation. This Second Amendment shall be interpreted neutrally between the parties regardless of which party drafted or caused to be drafted this Second Amendment.
     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Second Amendment and it shall be effective as of the date first written above:

LANDLORD:		TENANT:
CHARLESTON PROPERTIES		INTUIT INC,
a California General Partnership		a Delaware Corporation

By:	/s/ Boyd C. Smith	By:	/s/ R. Neil Williams

Title:	Managing Partner	Title:	CFO
Date:	1/21/11	Date:	1/21/11

EXHIBIT A
APPROVED CONCEPTUAL DRAWINGS FOR EXTERIOR IMPROVEMENTS
ALTERATION CONCEPTS, SITE MASTER PLAN

EXHIBIT B
PARKING DESIGN AND LAYOUT AS OF JANUARY 1, 2011

1